EXHIBIT 10.2

Amendment to Bridge Loan Agreement

THIS AMENDMENT TO BRIDGE LOAN AGREEMENT is dated as of December 7, 2015, by and between SolarWindow Technologies, Inc., a corporation organized under the laws of the State of Nevada ("Borrower"), and 1420468 Alberta Ltd., a corporation organized under the laws of the Province of Alberta, Canada ("Creditor").

W I T N E S S E T H:

WHEREAS, Borrower and Creditor entered into a Bridge Loan Agreement dated as of March 4, 2015 (the "Bridge Loan Agreement"), pursuant to which Borrower agreed to borrow from Creditor, and Creditor agreed to lend to Borrower, the principal amount of SIX HUNDRED THOUSAND DOLLARS ($600,000) (the "Principal Amount") as further set forth therein;

WHEREAS, pursuant to the terms of the Bridge Loan Agreement the Principal Amount and all interest due thereon became due and payable as of September 4, 2015; and

WHEREAS, Borrower and Creditor desire to extend the maturity date of the Loan to December 31, 2016;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:

1. Definitions.

All capitalized but undefined terms used herein shall have the mean set forth in the Bridge Loan Agreement.

2. Extension of Maturity Date.

Borrower and Creditor hereby agree to extend the Maturity Date for payment of the Principal Amount and all interest due thereon to December 31, 2016 and all references in the Bridge Loan Agreement and Promissory Note to Maturity Date shall mean December 31, 2016.

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3. Issuance of Warrant.

Contemporaneously with the signing of this Agreement, Borrower shall issue to Creditor such documentation as required to evidence the issuance of a warrant to purchase up to 100,000 shares of Borrower's common stock. The exercise price shall be $2.34 per share, representing a fifteen percent (15%) discount to the volume weighted average price of the Borrower's common stock for the thirty (30) trading days prior to the date of this Agreement, it shall be exercisable for a period of five (5) years from the date of issuance and shall have a provision allowing the holder to exercise the warrant on a cashless basis.

4. Extension of Warrants.

As consideration for Creditor agreeing to extend the Maturity Date, Borrower hereby agrees to extend the termination date of all of Creditor's existing warrants to the later of: (i) the current termination date of the respective warrant, or (ii) December 7, 2020 (the "Extended Termination Date"). If requested by Creditor, Borrower shall exchange any current warrant for a new warrant evidencing the Extended Termination Date. Notwithstanding the foregoing, Creditor shall not be obligated to exchange any warrant and Borrower hereby agrees to amend its warrant registry to reflect the Extended Termination Date.

5. No Event of Default.

No Event of Default has occurred and is continuing or exists. For purposes hereof, Creditor has agreed to waive any Event of Default of the Loan arising from Borrower's failure to pay the Loan and the interest due thereon on September 4, 2015.

6. No Other Changes.

Other than as specifically set forth herein, the Bridge Loan Agreement remains in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

SOLARWINDOW TECHNOLOGIES, INC.

By:	/s/ John Conklin
Name:	John Conklin
Title:	President and Chief Executive Officer

1420468 ALBERTA LTD.

By:	/s/ Jasbinder Chohan
Name:	Jasbinder Chohan
Title:	President

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